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                                                              EXHIBIT (a)(4)(i)

                                      [LOGO]

                                          September 3, 1997

Board of Directors
Vitronics Corporation
4 Forbes Road
Newmarket Industrial Park
Newmarket, NH 03857

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the per share consideration to be received by the holders of common stock, par value $0.01 per share (the "Common Stock") of Vitronics Corporation (the "Company") in connection with the proposed tender offer for the Common Stock and subsequent acquisition of the Company by Intermediate, Inc. (the "Purchaser"), a wholly-owned subsidiary of Dover Technologies International, Inc. (the "Parent").

The terms of the tender offer and acquisition are to be set forth in the Agreement and Plan of Merger by and among the Company, the Purchaser and the Parent (the "Agreement"). Our opinion is based on the terms of the latest draft of the Agreement dated September 3, 1997 which, as of the date of this opinion, has not yet been executed. Subject to the terms and conditions in the Agreement, in the tender offer, each issued and outstanding share of Common Stock validly tendered and not withdrawn will be purchased by the Purchaser for cash consideration, without interest, of $1.90 net to the seller, and in the event the acquisition is consummated, each issued and outstanding share of Common Stock shall be converted into the right to receive cash, without interest, in the amount of $1.90 net to the seller. The capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement.

In connection with this opinion, we have reviewed, among other things:

    1.  The Agreement;

    2. Vitronics Corporation Annual Report for the years ended December 31, 1994, 1995 and 1996;
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Board of Directors                                              Page Two
Vitronics Corporation                                          September 3, 1997

    3. Vitronics Corporation Form 10-K for the years ended December 31, 1994, 1995, and 1996;

    4. Vitronics Corporation Quarterly Report Form 10-Q for the quarters ended September 30, 1996, March 31, 1997 and June 30, 1997;

    5. Projections prepared by Vitronics Corporation management for five years ending December 31, 2002;

We also have held discussions with members of the senior management of the Company regarding past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses as we considered appropriate.

In connection with our review, we relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of the Company. We have also assumed, without having responsibility for independent verification, that the statements made to us by the management of the Company are true and correct.

We have not made an independent valuation or appraisal of the assets and liabilities of the Company. We have been advised as to all legal and tax matters by legal counsel and tax advisors to the Company upon whom we relied.

This opinion letter is for the information and benefit of the Board of
Directors of the Company in connection with its consideration of the Merger.
A description of this opinion may be included in the proxy statement and may be referred to in other filings with the Securities and Exchange Commission pertaining to this subject matter, but only if in each case a copy of the report or opinion in its entirety is also included. Any such description will be submitted to Scott-Macon Securities, Inc. ("Scott-Macon") for our review and approval prior to its release. Our opinion may not be used for any other purpose or otherwise reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose without our prior written consent. Our opinion is not intended to be and will not constitute a recommendation to any holder of Common Stock of the Company as to whether such stockholder should vote for the proposed transaction.
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Board of Directors                                              Page Three
Vitronics Corporation                                          September 3, 1997

Scott-Macon, Ltd., an affiliate of Scott-Macon, has acted as financial advisor to the Company in connection with this transaction and will receive a fee for its services. Scott-Macon has received a fee in connection with this opinion. In the past, Scott-Macon, Ltd. and its affiliates have separately performed certain investment banking services for the Company and received fees customary for such services.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Common Stock is fair from a financial point of view.

                                           Very truly yours,
                                           SCOTT-MACON SECURITIES, INC.
                                           /s/ Jeffrey M. Tepper
                                           Jeffrey M. Tepper
                                           Managing Director